Exhibit 99.1
ITW Reports Fourth Quarter and Full-Year 2015 Financial Results

•	EPS of $1.23, up 4 percent; up 11 percent excluding (0.08) currency impact; $0.03 above guidance mid-point

•	Operating margin 20.7 percent; up 110 basis points driven by ITW’s Enterprise Initiatives

•	Full-year 2015 EPS $5.13, up 10 percent; up 19 percent excluding currency impact

•	Reaffirming full-year 2016 guidance

GLENVIEW, Ill., January 27, 2016 (GLOBE NEWSWIRE) -- Illinois Tool Works Inc. (NYSE: ITW) today reported fourth quarter 2015 diluted earnings per share (EPS) of $1.23, a 4 percent increase compared to the year-ago period. Operating margin increased 110 basis points to 20.7 percent and organic revenue declined 0.6 percent. The company’s ongoing Product Line Simplification (PLS) activities reduced organic growth by 1 percentage-point.

"We are pleased with ITW’s strong performance in the quarter and for the year,” said E. Scott Santi, Chairman and Chief Executive Officer. "In the quarter, the company continued to deliver meaningful improvement in our EPS, operating margin, and return on invested capital metrics, and demand across our business portfolio held steady versus the third quarter. While demand for industrial equipment remains sluggish, we have seen stable underlying demand trends in both Welding and Test & Measurement/Electronics over the past two quarters.

“For full-year 2015, ITW grew EPS 10 percent, expanded operating margin by 150 basis points to a record of 21.4 percent, improved after-tax return on invested capital by 140 basis points to a record of 20.4 percent, and returned more than $2.7 billion to shareholders in the form of dividends and share repurchases. In 2015, the company made meaningful progress on the organic growth component of our Enterprise Strategy as evidenced by 60 percent of the company’s revenues achieving “ready to grow” status and 45 percent growing at 6 percent organically. In the current economic environment and over the long-term, ITW’s unique business model and the execution of our Enterprise Strategy have us well-positioned to continue to deliver differentiated performance,” Santi concluded.

4Q Highlights

•	EPS increased 4 percent to $1.23. Excluding $(0.08) impact from foreign currency translation, EPS would have been up 11 percent.

•	Operating margin increased 110 basis points to a fourth quarter record of 20.7 percent as Enterprise Initiatives contributed 110 basis points.

•	Free cash flow was very strong at $628 million, an increase of 12 percent; free cash flow conversion was 140 percent of net income.

•	After-tax return on invested capital improved 150 basis points to a fourth quarter record of 20.1 percent.

•
Total revenues of $3.3 billion were down 6.5 percent primarily due to the impact from foreign currency translation. Organic revenue declined 0.6 percent as the company’s ongoing PLS activities reduced organic growth by 1 percentage-point.

•	Automotive OEM organic revenue grew 5 percent, including 10 percent growth in Europe, 4 percent growth in North America and 14 percent growth in China.

•	Construction Products organic revenue increased 3 percent driven by 7 percent growth in Asia Pacific and 2 percent growth in North America. Operating margin of 19.9 percent was up 420 basis points.

•
Food Equipment organic revenue increased 2 percent against a challenging prior year comparison with solid growth in international equipment and North America service. Operating margin of 23.9 percent increased 220 basis points.

•
Sequential demand in Welding was up 2 percent compared to the third quarter of 2015, and was flat on a seasonally adjusted basis. Facing challenging year-over-year comparisons, organic revenue declined 11 percent.

•
Test & Measurement/Electronics organic revenue declined 3 percent. Sequential demand was up 6 percent compared to the third quarter of 2015, and up 2 percent on a seasonally adjusted basis. Operating margin of 18.1 percent increased 300 basis points.

Capital Allocation Update
On January 25, 2016, ITW announced that it had reached a definitive agreement to acquire the Engineered Fasteners and Components (EF&C) business, a leading global supplier of engineered fastening systems and interior technical components to the automotive OEM market, from ZF TRW for approximately $450 million. Headquartered in Germany, EF&C operates 13 manufacturing facilities globally and employs approximately 3,500 people. EF&C had revenues of approximately $470 million in 2015. ITW plans to fund a majority of the purchase price with non-U.S. cash. The company expects the acquisition to be slightly accretive to EPS in the first 12 months and to generate long-term return on invested capital at or above the company’s 20-plus percent target. Pending customary closing conditions and regulatory approvals, the transaction is expected to close in the first half of 2016.

In January 2016, ITW tax-efficiently accessed $1.2 billion of non-U.S. cash. As a result, the company is raising its 2016 share repurchase expectation by $1 billion to approximately $2 billion.

2016 Guidance
The company is reaffirming its 2016 full-year EPS guidance of $5.35 to $5.55, which is a year-over-year increase of 6 percent at the midpoint. Organic revenue for the year is projected to be up 1 to 3 percent, which is in-line with current demand levels. The organic growth forecast includes approximately 90 basis points of impact from the company’s ongoing PLS activities. Operating margin is projected to be approximately 22.5 percent, an increase of more than 100 basis points year-over-year. ITW’s Enterprise Initiatives are expected to improve operating margin by 100 basis points, independent of volume growth.

For the first quarter 2016, the company expects EPS to be in a range of $1.20 to $1.30 and operating margin to be approximately 21.5 percent. Organic revenue is forecast to be flat to up 2 percent.

Forward-looking statement
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding diluted earnings per share, organic revenue growth, the impact of product line simplification activities, operating margin and return on invested capital. These statements are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated. Such factors include those contained in ITW's Form 10-K for 2014 and Form 10-Q for the third quarter of 2015.

About ITW
ITW (NYSE:ITW) is a Fortune 200 global multi-industrial manufacturing leader with revenues totaling $13.4 billion in 2015. The company’s seven industry-leading segments leverage the unique ITW Business Model to drive solid growth with best-in-class margins and returns in markets where highly innovative, customer-focused solutions are required. ITW has nearly 50,000 dedicated colleagues in operations around the world who thrive in the company’s unique decentralized and entrepreneurial culture. To learn more about the company and the ITW Business Model, visit www.itw.com.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions except per share amounts	2015	2014	2015	2014
Operating Revenue	$3,275	$3,504	$13,405	$14,484
Cost of revenue	1,941	2,114	7,888	8,673
Selling, administrative, and research and development expenses	598	644	2,417	2,678
Amortization of intangible assets	57	60	231	242
Impairment of goodwill and other intangible assets	—	—	2	3
Operating Income	679	686	2,867	2,888
Interest expense	(58)	(54)	(226)	(250)
Other income (expense)	13	25	78	61
Income from Continuing Operations Before Income Taxes	634	657	2,719	2,699
Income Taxes	184	196	820	809
Income from Continuing Operations	450	461	1,899	1,890
Income (Loss) from Discontinued Operations	—	(11)	—	1,056
Net Income	$450	$450	$1,899	$2,946

Income Per Share from Continuing Operations:
Basic	$1.24	$1.19	$5.16	$4.70
Diluted	$1.23	$1.18	$5.13	$4.67
Income (Loss) Per Share from Discontinued Operations:
Basic	$—	$(0.02)	$—	$2.63
Diluted	$—	$(0.02)	$—	$2.61
Net Income Per Share:
Basic	$1.24	$1.17	$5.16	$7.33
Diluted	$1.23	$1.16	$5.13	$7.28

Shares of Common Stock Outstanding During the Period:
Average	363.7	386.4	367.9	401.7
Average assuming dilution	365.9	389.2	370.1	404.6

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)

	December 31,
In millions	2015	2014
Assets
Current Assets:
Cash and equivalents	$3,090	$3,990
Trade receivables	2,203	2,293
Inventories	1,086	1,180
Prepaid expenses and other current assets	341	401
Total current assets	6,720	7,864

Net plant and equipment	1,577	1,686
Goodwill	4,439	4,667
Intangible assets	1,560	1,799
Deferred income taxes	346	338
Other assets	1,087	1,111
	$15,729	$17,465
Liabilities and Stockholders' Equity
Current Liabilities:
Short-term debt	$526	$1,476
Accounts payable	449	512
Accrued expenses	1,136	1,287
Cash dividends payable	200	186
Income taxes payable	57	64
Total current liabilities	2,368	3,525

Noncurrent Liabilities:
Long-term debt	6,896	5,943
Deferred income taxes	256	171
Other liabilities	981	1,002
Total noncurrent liabilities	8,133	7,116

Stockholders’ Equity:
Common stock	6	6
Additional paid-in-capital	1,135	1,096
Income reinvested in the business	18,316	17,173
Common stock held in treasury	(12,729)	(10,798)
Accumulated other comprehensive income (loss)	(1,504)	(658)
Noncontrolling interest	4	5
Total stockholders’ equity	5,228	6,824
	$15,729	$17,465

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

ADJUSTED RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Dollars in millions	2015	2014	2015	2014	2012
Operating income	$679	$686	$2,867	$2,888	$2,475
Adjustment for Decorative Surfaces	—	—	—	—	(143)
Adjusted operating income	679	686	2,867	2,888	2,332
Tax rate (as adjusted for discrete tax charge in 4Q 2012)	29.0%	30.0%	30.1%	30.0%	29.2%
Income taxes	(196)	(206)	(864)	(866)	(681)
Adjusted operating income after taxes	$483	$480	$2,003	$2,022	$1,651

Invested capital:
Trade receivables	$2,203	$2,293	$2,203	$2,293	$2,742
Inventories	1,086	1,180	1,086	1,180	1,585
Net plant and equipment	1,577	1,686	1,577	1,686	1,994
Goodwill and intangible assets	5,999	6,466	5,999	6,466	7,788
Accounts payable and accrued expenses	(1,585)	(1,799)	(1,585)	(1,799)	(2,068)
Other, net	280	427	280	427	773
Total invested capital	$9,560	$10,253	$9,560	$10,253	$12,814

Average invested capital	$9,709	$10,362	$9,943	$11,215	$13,140
Adjustment for Wilsonart (formerly the Decorative Surfaces segment)	(118)	(147)	(123)	(154)	(274)
Adjustment for Industrial Packaging	—	95	—	(424)	(1,504)
Adjusted average invested capital	$9,591	$10,310	$9,820	$10,637	$11,362
Annualized adjusted return on average invested capital	20.1%	18.6%	20.4%	19.0%	14.5%

A reconciliation of the 2012 effective tax rate to the adjusted tax rate excluding the discrete tax charge is as follows:

	Twelve Months Ended
Dollars in millions	December 31, 2012
	Income Taxes	Tax Rate
As reported	$973	30.3%
Discrete tax charges	(36)	(1.1)%
As adjusted	$937	29.2%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

ADJUSTED FREE CASH FLOW (UNAUDITED)

	Three Months Ended		Twelve Months Ended
Dollars in millions	December 31,		December 31,
	2015	2014	2015	2014
Net cash provided by operating activities	$703	$458	$2,299	$1,616
Less: Additions to plant and equipment	(75)	(89)	(284)	(361)
Free cash flow	628	369	2,015	1,255
Plus: Taxes paid related to sale of Industrial Packaging	—	191	—	724
Adjusted free cash flow	$628	$560	$2,015	$1,979

Net Income - As reported	$450	$450	$1,899	$2,946
Less: Industrial Packaging gain on sale, after taxes	—	—	—	(1,148)
Adjusted net income	$450	$450	$1,899	$1,798

Adjusted free cash flow to adjusted net income conversion rate	140%	124%	106%	110%

ADJUSTED INCOME PER SHARE FROM CONTINUING OPERATIONS - DILUTED (UNAUDITED)

Twelve Months Ended
December 31, 2012
As reported	$4.72
Decorative Surfaces net gain	1.34
Decorative Surfaces equity interest	(0.04)
Decorative Surface operating results	0.21
As adjusted	$3.21

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

For the Three Months Ended December 31, 2015
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$615	$135	22.0%
Test & Measurement and Electronics	500	90	18.1%
Food Equipment	532	128	23.9%
Polymers & Fluids	402	73	18.2%
Welding	395	89	22.5%
Construction Products	378	75	19.9%
Specialty Products	458	105	23.0%
Intersegment	(5)	—	—%
Total Segments	3,275	695	21.2%
Unallocated	—	(16)	—%
Total Company	$3,275	$679	20.7%

For the Twelve Months Ended December 31, 2015
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$2,529	$613	24.2%
Test & Measurement and Electronics	1,969	322	16.3%
Food Equipment	2,096	498	23.7%
Polymers & Fluids	1,712	335	19.6%
Welding	1,650	415	25.2%
Construction Products	1,587	316	19.9%
Specialty Products	1,885	439	23.3%
Intersegment	(23)	—	—%
Total Segments	13,405	2,938	21.9%
Unallocated	—	(71)	—%
Total Company	$13,405	$2,867	21.4%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Q4 2015 vs. Q4 2014 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Test & Measurement and Electronics	Food Equipment	Polymers & Fluids	Welding	Construction Products	Specialty Products	Total ITW
Organic	5.2%	(3.1)%	2.4%	(2.9)%	(10.8)%	3.0%	0.1%	(0.6)%
Divestitures	—%	—%	—%	(0.9)%	(0.1)%	—%	—%	(0.1)%
Translation	(6.1)%	(4.6)%	(6.3)%	(7.3)%	(2.7)%	(8.8)%	(5.3)%	(5.8)%
Operating Revenue	(0.9)%	(7.7)%	(3.9)%	(11.1)%	(13.6)%	(5.8)%	(5.2)%	(6.5)%

Q4 2015 vs. Q4 2014 Favorable/(Unfavorable)
Change in Operating Margin	Automotive OEM	Test & Measurement and Electronics	Food Equipment	Polymers & Fluids	Welding	Construction Products	Specialty Products	Total ITW
Operating Leverage	80 bps	(100) bps	60 bps	(80) bps	(200) bps	80 bps	- bps	(20) bps
Changes in Variable Margin & OH Costs	(70)	280	210	180	(90)	150	270	110
Total Organic	10 bps	180 bps	270 bps	100 bps	(290) bps	230 bps	270 bps	90 bps
Restructuring/Other	(40)	120	(50)	(30)	—	190	130	20
Total Operating Margin Change	(30) bps	300 bps	220 bps	70 bps	(290) bps	420 bps	400 bps	110 bps

Total Operating Margin % *	22.0%	18.1%	23.9%	18.2%	22.5%	19.9%	23.0%	20.7%

*Includes unfavorable operating margin impact of amortization expense from acquisition-related intangible assets	10 bps	400 bps	80 bps	460 bps	70 bps	70 bps	180 bps	180 bps